UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 22, 2014
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LA JOLLA PHARMACEUTICAL COMPANY
(Exact name of registrant as specified in its charter)
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California	1-36282	33-0361285
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4660 La Jolla Village Drive, Suite 1070, San Diego, California 92122
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (858) 207-4264
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 23, 2014, La Jolla Pharmaceutical Company (“We,” “La Jolla” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which we agreed to issue and sell an aggregate of 4,800,000 shares of our common stock (the “Shares”) to the Underwriters (the “Offering”). The Shares will be sold at a public offering price of $10.50 per Share, and will be purchased by the Underwriters from us at a price of $9.87 per Share. Under the terms of the Underwriting Agreement, we granted the Underwriters an option for 30 days to purchase up to an additional 720,000 shares of our common stock. On July 23, 2014, the underwriters exercised their option to purchase an additional 595,000 shares of our common stock.

We estimate that net proceeds we will receive from the Offering, including the proceeds from the additional 595,000 shares that will be purchased by the underwriters following the partial exercise of their option, will be approximately $53.1 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by us.

The Offering is being made pursuant to La Jolla’s effective registration statement on Form S-3 (Registration No. 333-197092), which was previously filed with the Securities and Exchange Commission (“SEC”) and was declared effective, and a prospectus supplement filed with the SEC.

We expect the Offering to close on or about July 28, 2014, subject to the satisfaction of customary closing conditions. In the Underwriting Agreement, the Company agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 23, 2014, the Company disclosed in the preliminary prospectus supplement for the Offering that the Company’s cash and cash equivalents totaled approximately $3.8 million as of June 30, 2014.

ITEM 5.02    COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS.

On July 22, 2014, the Compensation Committee of the Company’s Board of Directors amended the vesting schedule for a portion of the restricted stock grant previously issued on September 24, 2013 to George F. Tidmarsh, M.D., Ph.D., the Company’s President and Chief Executive Officer (the “Restricted Stock Award”). Under the terms of the Restricted Stock Award as initially granted, the award would vest with respect to a total of 1,137,470 shares of common stock upon the achievement of certain performance milestones, including receipt of regulatory approval for a new drug application and/or the achievement of various stock price levels ranging from $7.00 per share to $17.50 per share. As of July 22, 204, the Restricted Stock Award had vested with respect to a total of 189,578 shares, with a further 189,578 shares subject to time-based vesting conditions and 947,891 shares subject to the foregoing performance-based conditions (the “Performance-Based Shares”). As a result of the amendment, the vesting conditions for the Performance-Based Shares were modified to add a time-based vesting condition in addition to the applicable performance condition. As a result, no unvested portion of the Restricted Stock Award subject to performance-based vesting conditions may vest prior to January 1, 2016, subject to acceleration in the event of an involuntary termination or change of control.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated July 23, 2014, between La Jolla Pharmaceutical Company and Underwriting Agreement
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of Gibson, Dunn & Crutcher (contained in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA JOLLA PHARMACEUTICAL COMPANY

Date:	July 25, 2014	By:	/s/ George F. Tidmarsh
		Name:	George F. Tidmarsh, M.D., Ph.D.
		Title:	President and Chief Executive Officer